Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 33-88390) of Saks Incorporated and Subsidiaries of our report dated April 17, 2000 relating to the financial statements of Saks Incorporated Employee Stock Purchase Plan, which appears in this Form 11-K.


/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama
April 26, 2000